EXHIBIT 99.1

NEXSTAR ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE BESTREVIEWS, A LEADING CONSUMER PRODUCT REVIEWS COMPANY, FOR $160 MILLION IN ACCRETIVE TRANSACTION

BestReviews Develops Content to Drive New Audience and Revenue with its Retail Partners

IRVING, TX (December 16, 2020) – Nexstar Inc., a wholly-owned subsidiary of Nexstar Media Group, Inc. (Nasdaq: NXST), announced today that it entered into a definitive agreement to acquire leading consumer product recommendations company BestReviews from Tribune Publishing Company (Nasdaq: TPCO) for $160 million in a transaction that is immediately accretive to Nexstar’s operating results.

BestReviews simplifies the way consumers buy products and services across thousands of categories by independently researching, analyzing, and testing products and recommending the best picks. The company maintains an audience of 9 million monthly visitors and has helped more than 300 million consumers make informed purchases of consumer products and services. BestReviews monetizes its content through a revenue share model with its retail partners against all sales generated by BestReviews.

In addition to the reviews on its site, bestreviews.com, BestReviews also produces seasonal, lifestyle and how-to articles with integrated links to retailers distributed across their publisher network, including Tribune Publishing’s media properties. The volume of content currently authored by BestReviews includes over 8,000 product categories covering over 40,000 product reviews on behalf of a diverse and growing network of over 50 retail partners.

Commenting on the proposed transaction, Tom Carter, Nexstar President, Chief Operating Officer, and Chief Financial Officer stated, “The planned accretive acquisition of BestReviews diversifies our digital content portfolio while presenting the company with new and significant revenue channels by leveraging our media content, national reach and significant consumer digital usage across multiple platforms. With Nexstar owned and operated digital properties ranking number one by Comscore for local news and information in terms of unique users, we are ideally positioned to quickly scale BestReviews through increased content syndication and brand awareness.

“Financially, by adhering to our disciplined acquisition and integration criteria, we are acquiring a fast-growing digital product review company with a profitable and scalable business model at an attractive pro forma EBITDA multiple. Nexstar will continue to focus on select strategic digital investments that complement and enhance our existing content offerings while creating new opportunities to drive shareholder returns.”

Karen Brophy, Nexstar, Inc. President, Digital, added, “The acquisition of BestReviews reflects Nexstar’s broader content monetization strategy and will enable the company to reach new audiences while better connecting with their existing consumers through an integrated content strategy across Nexstar’s 400+ digital touchpoints. BestReviews also provides unique consumer insights to drive higher-margin advertising revenues for local and national advertisers across Nexstar’s digital assets. Nexstar is committed to developing and executing the company’s strategic local content and viewer engagement initiatives while developing new marketing solutions for advertisers. The acquisition of BestReviews further strengthens Nexstar’s core product offering by adding new content and gathering expert and user-generated insights that help build consumer confidence in products. This will allow Nexstar to strengthen its focus on distributing content consumers want most. Also, retailers and brands can now leverage a larger network of consumers through increased content syndication to the nation’s largest local broadcast and media company.”

The transaction is subject to Hart-Scott-Rodino clearance and customary closing conditions and is expected to close by 2020 year-end.

About Nexstar Media Group, Inc.

Nexstar Media Group (NASDAQ: NXST) is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital, and mobile media platforms. Its wholly-owned operating subsidiary, Nexstar Inc., consists of three divisions: Broadcasting, Digital, and Networks.  The Broadcasting Division operates, programs, or provides sales and other services to 197 television stations and related digital multicast signals reaching 115 markets or approximately 39% of all U.S. television households (reflecting the FCC’s UHF discount). The division’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, and The CW. The Digital Division operates 122 local websites and 316 mobile apps offering hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when, and how they access content and creating new revenue opportunities for the Company. The Networks Division operates WGN America, a growing national general entertainment cable network and the home of NewsNation, multicast network Antenna TV, and WGN Radio in Chicago.  Nexstar also owns a 31.3% ownership stake in TV Food Network, a top tier cable asset.  For more information please visit www.nexstar.tv.

Investor Contacts:

Thomas E. Carter

President, Chief Operating Officer and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni or Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com

Nexstar Media Contact:

Gary Weitman

EVP & Chief Communications Officer

312/222-3394

gweitman@nexstar.tv

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